Exhibit 10.1

CONFIDENTIAL

FINAL

EXCLUSIVE LICENSE AGREEMENT

BETWEEN THE UNIVERSITY OF CHICAGO AND F3 PLATFORM

BIOLOGICS, INC.

This License Agreement (“Agreement”), dated October 21, 2020 (“Effective Date”), is between The University of Chicago, an Illinois not-for-profit corporation (“University”), and F3 Platform Biologics, Inc., a Delaware corporation (“Company”). Each hereunder may be referred to separately as the “Party”, or together as the “Parties”.

WHEREAS, University has certain patents and patent applications, inventions and technical information, arising from or disclosed in, the disclosure entitled “Diagnostic Radiology Coupled Chemoprevention” regarding the work of Dr. David Grdina sponsored in part by the U.S. government, comprising part of the Licensed Patents (defined below) and the Licensed Technical Information (defined below).

WHEREAS, University and Pinnacle Oncology, LLC (“Pinnacle”) entered into an agreement entitled “Exclusive License Agreement between the University of Chicago and Pinnacle Oncology,” which is dated February 18, 2011 (“February 2011 License”) and pursuant to which University granted Pinnacle an exclusive license under certain patents and patent applications contained in the Licensed Patents.

WHEREAS, University and Pinnacle entered into a second agreement entitled “Exclusive License Agreement between the University of Chicago and Pinnacle Oncology,” which is dated August 25, 2011 (“August 2011 License”) and pursuant to which University granted Pinnacle an exclusive license under certain patents and patent applications contained in the Licensed Patents.

WHEREAS, in connection with the February 2011 License, University received a share of membership interests in Pinnacle.

WHEREAS, Company acquired the majority membership interest in Pinnacle in 2018.

WHEREAS, University, Pinnacle and Company desire to terminate the February 2011 License and the August 2011 License, terminate University’s membership interests in Pinnacle and for University to assign such membership interest in Pinnacle to Company, and desire to enter into that Termination and Assignment Agreement between University, Pinnacle and Company to effect the same, concurrently with University and Company entering into this Agreement.

WHEREAS, University and Company desire to replace the February 2011 License and the August 2011 License with this Agreement.

WHEREAS, Company is prepared and intends to continue diligently developing the invention and to bring products to market which are subject to this Agreement.

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NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

Section 1. Definitions

The capitalized terms listed below and used in this Agreement will have the following meanings:

A.	“Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

B.	“August 2011 License” is defined in the recitals.

C.	“Calendar Quarter” means each of the four, three-month periods in a Calendar Year ending on March 31st, June 30th, September 30th, and December 31st and “Calendar Year” means a consecutive twelve (12) month period beginning on January 1 and ending on December 31.

D.	“February 2011 License” is defined in the recitals.

E.	“Field” means all fields of use.

F.	“First Commercial Sale” means, with respect to each Licensed Product or Licensed Service, the first sale by Company or another Licensed Entity, for end use or consumption of such Licensed Product or Licensed Service in a country where, but for this Agreement, the sale of such Licensed Product or the provision of such Licensed Service would infringe a Valid Claim, after all required approvals, including marketing and, pricing approvals, have been granted by the governing regulatory authority of such country, excluding, however, any sale or other distribution for use in a clinical trial.

G.	“Licensed Entity” means Company, an Affiliate of Company, or a Sublicensee, or Affiliate of Sublicensee.

H.	“Licensed Patents” means patents and patent applications listed on Schedule A attached hereto, including all divisions, continuations, continuations-in-part, foreign counterparts, and any valid patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications. “Licensed Patent” means one of the Licensed Patents.

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Notwithstanding the foregoing, Licensed Patents will not include any patents, patent applications, or patents issuing from any such patent applications (i) for which Company elected to discontinue support under Section 6.B.iii or (ii) where Company’s rights are terminated under Section 7.

I.	“Licensed Product” means any product developed by or on behalf of Company which: (i) is covered in whole or in part by a Valid Claim in a Licensed Patent in the country in which the product is made, used, sold or imported into; (ii) is manufactured using a process which is covered in whole or in part by a Valid Claim in a Licensed Patent in the country in which the process is used or in which the product is used, sold or imported into; or (iii) incorporates, uses or is derived from Licensed Technical Information.

J.	“Licensed Service” means any service, lease or license that utilizes a method covered by a Valid Claim of a Licensed Patent or utilizes or is derived from Licensed Technical Information, in the absence of the sale of a Licensed Product by Company or permitted Sublicensee to the recipient of the service, lease or license.

K.	“Licensed Technical Information” means: (i) the disclosure entitled “Diagnostic Radiology Coupled Chemoprevention” submitted by Dr. David Grdina, and the inventions disclosed therein; and (ii) to the extent owned and/or controlled by University as of the Effective Date, any technology, including but not limited to information, know-how, procedures, methods, prototypes, designs, data, and reports, that is: (a) specifically listed in Schedule B; or (b) disclosed in the Licensed Patents but not covered by a Valid Claim.

L.	“NDA” means a New Drug Approval or Abbreviated New Drug Approval, as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, to obtain approval from United States Food and Drug Administration, or any successor agency thereto for commercial sale of a Licensed Product in the United States.

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M.	“Net Sales” means the gross amounts billed, invoiced or received (whichever occurs first) for sales, leases or other transfers or use of Licensed Products and Licensed Services by Licensed Entities, less the following amounts: customary trade, quantity or cash discounts and rebates actually allowed and taken; price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities; amounts repaid or credited to customers on account of rejections or returns, defects, or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs; and to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes (such as sales, value added or use taxes) levied on production, sale, transportation, delivery or use and paid by or on behalf of Company; and reasonable charges for freight, insurance and other transportation charges to the extent added to the sale price , if separately stated as such in the total amount invoiced, and any fees relating to distribution, warehousing, wholesaling or stocking such as inventory management, provided by third party wholesalers and warehousing chains related specifically to the distribution of Licensed Product, provided that such fees do not exceed two hundred basis points multiplied by the amount billed or invoiced for all sales of such Licensed Product; the portion of administrative fees paid during the relevant time period to third party group purchasing organizations, pharmaceutical benefit managers and/or Medicare Prescription Drug Plans relating specifically to the Licensed Product, provided that such fees do not exceed two hundred basis points multiplied by the amount billed or invoiced on all sales of such Licensed Product; any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of Licensed Product, where for purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of Licensed Product, special packaging of Licensed Product and diluents or similar exogenous materials which accompany Licensed Product as it is sold and is not separately billed or invoiced, and an allowance for bad debt not to exceed five (5) percent of the gross amounts billed.

Net Sales shall not include funds received for research and development purposes, where no commercial sale of Licensed Products or Licensed Services occurs nor funds specifically paid as a contribution to or for patenting expenses.

Net Sales also includes the fair market value of any non-cash consideration received by Company for the sales, leases or other transfers or use of Licensed Products or Licensed Services, or any right, title or interest in Licensed Products or Licensed Services. Fair market value will be calculated as of the time of transfer of such non-cash consideration to Company. Transfer of a Licensed Product among Licensed Entities for sale by the transferee will not be considered a Net Sale for purposes of calculating royalties. In such circumstances, the gross sales price and resulting Net Sales price will be based upon the sale of the Licensed Product by the transferee.

N.	“Net Sublicensing Revenues” means all revenues received by Company from Sublicensees for the rights to make, have made, use, import, export, distribute and sell Licensed Products and License Services subject to the terms of this Agreement, including license fees, milestone payments, royalties and any other revenues received, plus the dollar value of any in-kind consideration as agreed upon between the parties but excluding royalties on Net Sales of Licensed Products and Licensed Services by the Sublicensees. Net Sublicensing Revenues shall include neither funds received for research and development purposes, where no commercial sale of Licensed Products or Licensed Services by a Sublicensee occurs, nor funds for reimbursement of or contribution to patenting costs.

O.	“Non-Commercial Research Purposes” means the use of Licensed Patents, Licensed Technical Information, or tangible property or two or more of the foregoing for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or government institution.

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P.	“Royalty(ies)” means all amounts payable under Section 3.B of this Agreement.

Q.	“Sublicense” means any agreement entered into by Company with any third party under which any right, title or interest to the Licensed Patents or Licensed Technical Information is granted.

R.	“Sublicensee” means any person, company or other entity granted a Sublicense by Company under Section 2.B below.

S.	“Territory” means worldwide.

T.	“U.S.” means the United States of America.

U.	“Valid Claim” means an issued claim of any unexpired Licensed Patent or a claim of any pending Licensed Patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal.

Section 2. Grant

A.	Grant. University hereby grants to Company and Company on behalf of itself and its Affiliates accepts: (i) an exclusive license under the Licensed Patents in the Field and Territory, to make, have made, use, sell, offer for sale, have sold, distribute, export or import Licensed Products and Licensed Services within the Field and within the Territory; and (ii) a non-exclusive license to use the Licensed Technical Information in the Field and Territory to discover, develop, make, have made, use, sell, offer for sale, have sold, distribute, export or import Licensed Products within the Field and within the Territory.

B.	Sublicense. Company shall have the exclusive right to grant Sublicenses to third parties to the rights granted to Company under Section 2.A.(i). As an express condition precedent to Company’s right to grant any Sublicense to a third party: (i) the terms of each Sublicense will be consistent and in no way conflict with this Agreement; (ii) each Sublicense will provide that the Sublicensee will not grant further sublicenses to third parties, except for Affiliates of the Sublicensee; and (iii) each Sublicense will state that University is a third-party beneficiary of the Sublicense. Any Sublicense that does not meet each of (i) - (iii) above is void ab initio. Company and Affiliates will promptly provide University with a copy of each Sublicense.

C.	Conversion of License and Sublicense to Fully Paid-Up, Irrevocable License. Upon the end of the Agreement Term, in accordance with Section 7.A., the licenses and rights granted in this Agreement shall automatically convert to fully paid-up, irrevocable licenses and rights.

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D.	Reservation of Rights. University reserves the worldwide right to: (i) practice or have practiced, and to grant the right to practice or have practiced, the Licensed Patents, including any tangible property embodying the same, for Non-Commercial Research Purposes; and to (ii) permit its Affiliates (including the University of Chicago Medical Center (“UCMC”)), contractors and consultants to do any of the activities set forth in Section 2(D)(i) but only to the extent that and provided that such Affiliate, contractor and consultant is an academic research or scholarly not-for-profit entity.

E.	U.S. Government Rights. Company understands that inventions claimed in the Licensed Patents are subject to any rights of or obligations to the U.S. Government, including 35 U.S.C. § 200 et seq., 37 C.F.R. § 401 et seq. (“Bayh-Dole Act”), or any other applicable law or regulation, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any Subject Invention (as defined in the Bayh-Dole Act) for or on behalf of the U.S. Government throughout the world.

F.	No Other Rights. No rights in and to the Licensed Patents or the Licensed Technical Information other than those provided in this Section 2, express or implied, are conveyed by University. No rights to any patents except those included in Licensed Patents or to any information other than that contained in the Licensed Technical Information are conveyed by University.

G.	Obligations under February 2011 License and August 2011 License. University acknowledges and agrees that Company (and Pinnacle before it) have met all obligations owed or due under the February 2011 Licensed and under the August 2011 License, and that there are no events of default by either Company (or Pinnacle before it) under either the February 2011 License or the August 2011 License.

Section 3. Payments

A.	Payments Owed under February 2011 License and August 2011 License. University acknowledges and agrees that Company (and Pinnacle before it) have paid to University, and University has received from Company (and Pinnacle before it), all payments and amounts owed and due to University under either the February 2011 License or the August 2011 License, as of the Effective Date of this Agreement, and that there are no events of default by either Company or Pinnacle before the Effective Date of this Agreement relating to payments owed or due to University under either the February 2011 License or the August 2011 License.

B.	Royalties. As partial consideration for the license granted in Section 2 of this Agreement, Company will pay University the following:

i.	a Royalty equal to two and one-half percent (2.5%) of Net Sales of Licensed Products or Licensed Services by Company or one of the other Licensed Entities in countries where, but for this Agreement, the sale of such Licensed Products or the provision of such Licensed Services would infringe a Valid Claim; and

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ii.	a Royalty equal to one percent (1%) of the Net Sales of Licensed Products or Licensed Services by Company or one of the other Licensed Entities during the first five (5) years after the First Commercial Sale, where the Licensed Products or Licensed Services sold were (a) made, used, sold or imported in a country where there is no Valid Claim, but the Licensed Product or Licensed Service is covered in whole or in part by a Valid Claim in another country and the Licensed Technical Information is used or embodied in such Licensed Product or Licensed Service; or (b) is made using a process where there is no Valid Claim in the country where the Licensed Product or Licensed Service is used, sold or imported, but where the process is covered in whole or in part by a Valid Claim in another country and such process uses the Licensed Technical Information.

C.	License Maintenance Fees/Minimum Royalties. As partial consideration for the license granted in Section 2 of this Agreement, Company will pay University the sum of Ten Thousand U.S. Dollars (US$10,000.00) on each anniversary of the Effective Date commencing with the first anniversary of the Effective Date until the expiration of this Agreement. Such payments of the maintenance fee will be fully creditable against Royalties due to University.

D.	Milestone Payments. Company will immediately notify University when the following events are accomplished and pay to University, as partial consideration for the license granted in Section 2 of this Agreement, the following amounts:

i.	Five Hundred Thousand U.S. Dollars (US$500,000.00) upon the first NDA approval for a Licensed Product in the United States, provided that such first NDA approval for a Licensed Product in the United States occurs prior to the expiration of this Agreement; and

ii.	A one-time milestone payment of Five Hundred Thousand U.S. Dollars (US$500,000.00) when the first Licensed Product or Licensed Service achieves cumulative Net Sales of Ten Million U.S. Dollars (US$10,000,000.00) regardless of the status of the Licensed Patents.

The sums due and payable under this Section 3.D are nonrefundable (unless the payment was made in error) and non-creditable against Royalties.

E.	Payment and Reporting of Royalties.

i.   Royalties will be payable in U.S. currency within ninety (90) days after the end of each Calendar Quarter during the term of this Agreement, beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product or Licensed Service occurs.

ii.  Any necessary conversion of currency into United States Dollars will be at the applicable rate of exchange of Citibank, N.A. (or its successor), in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred.

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iii. Each payment will be accompanied by a statement in the format attached hereto at Schedule C, verified and signed by the CEO, President, or Chief Financial Officer of Company and certified as accurate, showing Net Sales for each country in the Territory and calculation of the Royalties due. Upon request by University, Company will provide its calculation of Net Sales, showing the aggregate amount of gross sales and any deductions taken to arrive at Net Sales.

iv. Regardless of the circumstances, no payment made to University is refundable unless the payment was made in error as documented by written proof in accordance with GAAP, and only Royalty payments and payments relating to Net Sublicensing Revenues are creditable toward the minimum royalty as set forth in Section 3.C.

F.	Sublicense Revenue. For each Sublicense granted by Company, Company will pay to University a percentage of all Net Sublicensing Revenues. Payments will be made (or assigned as relevant) to University within ninety (90) days after the end of each Calendar Quarter during the term of this Agreement, beginning with the Calendar Quarter in which Company first receives Net Sublicensing Revenues. Such percentages shall be calculated in the following way:

Percentage Company
If Sublicense Is Granted:	shall pay to University:
Prior to the submission of an IND	25%
After submission of an IND	10%

G.	No Multiple Royalties. No multiple royalties shall be payable because the use or sale of any Licensed Product or Licensed Service is, or shall be, covered by more than one Valid Claim nor shall a royalty be paid more than once on the same unit of Licensed Product nor for the same Licensed Service.

H.	Withholding. Any taxes, duties, or other levies which Company or any Sublicensee shall be required by law to pay or withhold on behalf of University on remittance of any royalties due under this Agreement shall be deducted from such payment(s) to University. Any such taxes, levies, or duties on royalties required under applicable law to be paid or withheld shall be an expense of, and borne solely by, University. Company will use commercially reasonable efforts to secure and send to University proof of any such taxes, duties or other levies withheld and paid by Company for the benefit of University, and cooperate, at University’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.

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I.	Company Responsibility for Payments and Other Conditions. Company will be responsible for the full compliance of its Affiliates and Sublicensees and their respective Affiliates with the terms and conditions of this Agreement and any Sublicense. For the purposes of payments, Company will be fully responsible for any payments which Company is obligated to pay to University under this Agreement that are not made by its Affiliates according to the terms of this Agreement.

J.	Overdue Payments. Payments due to University under this Agreement will, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section 3.J will be due to University on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by University of interest under this Section 3.J will not constitute a waiver by University of any right it may otherwise have to any other remedies available to University including the right to declare a default under this Agreement or to terminate this Agreement. Company will pay for all costs and fees including reasonable attorney’s fees that University must expend in order to collect any amounts due and owing to University after reasonable attempts have been made to collect the amounts or, at University’s discretion, after the amounts remain outstanding for a period of ninety (90) days from the payment due date.

K.	No Royalty Avoidance. Company agrees that it will not structure its Net Sales, or the consideration or compensation that it receives or is entitled to receive in such a way as to evade any payment that would otherwise be due to University under this Agreement. Notwithstanding the foregoing, Company shall be under no obligation to structure its activities to ensure that University receives a royalty.

Section 4. Diligence

A.	Efforts. Company will use commercially reasonable efforts to exploit the license granted herein by diligently developing the invention and by diligently bringing Licensed Products or Licensed Services to market.

B.	Development Plan. Within six (6) months of the Effective Date of this Agreement, Company will provide University with a detailed development plan in the format attached hereto at Schedule D for the regulatory development of one or more Licensed Products or Licensed Services. Such plan will include research and development plans (including proposed expenses for such activities), timetables for achieving milestones and necessary government or regulatory approvals, as well as a timetable for achieving milestones and Company’s strategic development plans for the following two (2) years. Company agrees to revise the development plan on an annual basis and provide University with such revised plan. Upon request, Company agrees to meet with University in a timely manner to review any such development plan.

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C.	Promotion and Marketing. Company will use commercially reasonable efforts (and in no event less effort or relative expense than Company expends in promoting its other products) to promote, advertise, and sell the Licensed Products or Licensed Services.

Section 5. Records and Reporting

A.	Full and Accurate Records. University may from time to time and at any reasonable time, not exceeding once every twelve (12) months, through such properly qualified individuals to whom Company has no reasonable objection (“Auditor”) as University may designate, inspect the books and records of Company or any other Licensed Entity in order to verify the accuracy of any reported statement by Company of sums paid or payable, or of any other material obligation under this Agreement. Company will keep, and will cause its Affiliates and all other Licensed Entities to keep, full and accurate books and records relating to the rights and obligations under this Agreement, of Licensed Products made, used or sold, of Licensed Services used and any amounts payable to University in relation to this Agreement (“Agreement Records”) in sufficient detail to confirm the accuracy of any reports delivered to University so that Company’s compliance with its payment obligations under this Agreement can be properly determined without undue delay or difficulty. Such books and records will be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate. Books and records will be limited to Agreement Records, including but not be limited to: accounting general ledgers; invoice/sales registers; original invoice and shipping documents; company financial statements; sales analysis reports; inventory and/or manufacturing records; sublicense and distributor agreements; price lists; product catalogs and other marketing materials to the extent necessary to verify the accuracy of Company’s reports to University under Section 3.E and this Section 5.A. Company shall, and shall cause all other Licensed Entities to, comply with this Section 5.A.

A copy of any report provided by the Auditor shall be provided to Company at the time that it is provided to University. Such inspection rights may be exercised only for those Agreement Records relating to the Net Sales of Licensed Products, Licensed Services and Net Sublicensing Revenues not previously inspected upon a mutually acceptable date and upon not less than thirty (30) days advance written notice, and shall be conducted during the normal business hours of Company. In the event that any inspection performed under this Section reveals an underpayment in excess of five percent (5%) for any calendar year, Company shall bear the reasonable out of pocket cost of such inspection and shall remit to University within thirty (30) days of receiving notice thereof any additional sum that would have been payable to University had Company reported correctly, plus interest due for late payment as specified in Section 3.J. or University will promptly refund to Company any over payment. University and the Auditor shall use the information gathered in the inspection solely for the purpose of verifying payments due to University and shall maintain in confidence such inspection and the resulting report. The Auditor may from time to time consult University, limited to Dr. David Grdina, University’s Polsky Center for Entrepreneurship and Innovation’s (“Polsky Center”) financial officers and administration and the Polsky Center’s project management team or internal or third-party counsel on questions as they relate to the inspection. The Auditor may not disclose financial or proprietary information except as required for such consultation and to report the results of the audit or if the information already exists in the public domain. No other confidentiality agreement will be required to conduct the audit of Company’s books and records.

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B.	Progress Reports. Within thirty (30) days of each June 30 during the term of this Agreement, Company will make a written report to University, in the format attached hereto at Schedule E, covering the preceding twelve (12) months and describing the progress of Company toward achieving the goals of the development plan and bringing Licensed Products or Licensed Services to market (and any proposed revisions to the plan developed during the preceding twelve (12) months). Company agrees to immediately notify University in writing upon First Commercial Sale of each Licensed Product or Licensed Service and when Company’s obligation to begin making Royalty payments begins. Upon the First Commercial Sale of each Licensed Product or Licensed Service, Company will provide in writing to University the following information: the date of First Commercial Sale, the generic name, and the tradename of each commercial product. When Company begins making Royalty payments, Company’s obligation to make the reports required by this Section 5.B will cease.

Section 6. Patents

A.	Prosecution and Maintenance. University will be solely responsible for the preparation, filing, prosecution, and maintenance of the Licensed Patents. Company agrees to cooperate, and to cause its Affiliates and all other Licensed Entities to cooperate, with University in a timely manner in the preparation, filing, and prosecution of the Licensed Patents by disclosing such relevant information as may be reasonably requested by University and by promptly executing such documents as University may reasonably request in connection therewith. Company, and all other Licensed Entities will bear their own costs in connection with their cooperation with University under this Section 6.A. Upon request, University will provide, or will have their legal counsel provide, Company with copies of material documents received or prepared by University and/or its legal counsel in the prosecution and maintenance of the Licensed Patents.

B.	Patent Costs. Company agrees to pay or reimburse all necessary and reasonable fees and expenses incurred by University in preparing, filing, prosecuting and maintaining the Licensed Patents (“Patent Costs”).

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i.	Company will pay all Patent Costs incurred by University prior to the Effective Date and not already reimbursed by Company. Such payment is due and payable upon execution of this Agreement by Company.

ii.	Payment for fees and expenses incurred after the Effective Date will be invoiced to Company on a monthly basis and Company agrees to pay such invoices within thirty (30) days of the date on the invoice. Company will raise any objections to such amounts invoiced within the thirty (30) day time period for payment.

iii.	If Company decides to discontinue its support of Patent Costs for a specific Licensed Patent(s), Company will notify University in writing ninety (90) days prior to any such discontinuation. Company will be responsible for reimbursing University for any Patent Costs associated with such patent rights that University incurs up to ninety (90) days after the date of the notice, whether or not such costs were invoiced to University. Upon such discontinuation, University, in its sole discretion, may do any one or more of the following: (1) abandon the patent or patent application; or (2) exclude the patent or patent application from any license granted under this Agreement; or (3) grant only a non-exclusive license to the patent or patent application. Company and University agree to amend Schedule A in a timely manner after notification of discontinuation of support under this Section 6.B.iii.

C.	Patent Ownership and Validity. Neither Company nor any other Licensed Entity will not contest, nor assist any other party in contesting, Licensor’s ownership of the Licensed Patents, and will not contest the validity thereof.

D.	Infringement. In the event of an alleged infringement of a Licensed Patent the following will apply:

i.	Notice. Each Party will give the other written notice if either of them becomes aware of any alleged infringement by a third party of any Licensed Patent. Upon notice of any such alleged infringement, the Parties will promptly consult with one another.

ii.	Company’s Right to Bring Infringement Action. If a third party is alleged to infringe any patent included in the Licensed Patents within the Field, Company will have the right to take action, including to institute and prosecute an action or proceeding, to abate such alleged infringement and to resolve such matter. Before Company commences an action with respect to any infringement of such patents, Company will give careful consideration to the views of University in making its decision whether or not to sue. Company agrees to notify University within sixty (60) days after notification under Section 6.D.i of its intention to bring an action or proceeding prior to filing the same. Company agrees to hire counsel reasonably acceptable to University. Company will keep University timely informed of material developments in the prosecution, settlement or abandonment of such action or proceeding. Company will be responsible for all costs and expenses of any action or proceeding against infringers which Company initiates. University will reasonably cooperate including by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Company may reasonably request. Company agrees to promptly reimburse University for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with Company in accordance with the provisions of this Section 6.D.ii. University may be represented by counsel in any such legal proceedings, at University’s own expense, subject to reimbursement under Section 6.D.ii.(2), acting in an advisory but not controlling capacity.

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(1)	The prosecution, settlement, or abandonment of any action or proceeding under Section 6.D.ii shall be at Company’s reasonable discretion provided that Company will not have any right, without University’s prior written consent: (i) to present or advocate any particular claim construction that narrows the scope of a Valid Claim in the Licensed Patents; (ii) to admit or concede that any Valid Claim contained in the Licensed Patents is not infringed; (iii) to present or advocate any date as the prior date of any patent or patent claim in the Licensed Patents; (iv) to admit or concede the invalidity or unenforceability of any patent, or claim contained in any patent, in the Licensed Patents; (v) to surrender any of University’s rights to the Licensed Patents; or (vi) to grant any infringer any rights to the Licensed Patents beyond the scope defined in Section 2 of this Agreement.

(2)	If the amounts recovered from an action or proceeding brought by Company to abate any infringement exceed Company’s reasonable third party out-of-pocket fees and expenses, Company will reimburse University for University’s reasonable third party out-of-pocket fees and expenses incurred in connection with providing the cooperation pursuant to Section 6.D.ii above, including those fees and expenses incurred in hiring its own outside counsel, up to the amount of the excess. After deduction of the fees and expenses of both Parties to this Agreement in accordance with Section 6.D.ii, any remaining amounts will be allocated between each Party in accordance with an allocation in a judgment or if no such allocation is provided, any remaining amounts shall be treated as Net Sales.

iii.	University’s Right to Bring Infringement Action. If Company declines or fails to take action to abate an infringement within sixty (60) days of notification under Section 6.D.i:

(1)	Company will provide to University all available information in its possession or under its control about the alleged infringing product(s), and to the extent that Company has conducted an element-by-element analysis and prepared a claim chart, its claim chart with an element-by-element analysis as well as the information relied on for the conclusions drawn regarding each claim element.

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(2)	University will have the right, at its sole discretion, to take action, including to institute and prosecute an action or proceeding, to abate such alleged infringement and to resolve such matter by settlement or otherwise. Company will cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as University may reasonably request.

(3)	If the amounts recovered by University exceed its reasonable third-party out-of-pocket fees and expenses, University agrees to pay Company for its reasonable out-of-pocket third party fees and expenses incurred by it in cooperating in the action or proceeding up to the amount of the excess. Except as specifically provided in this Section 6.D.iii(3), University will have the right to retain all amounts recovered of every kind and nature.

Section 7. Term and Termination

A.	Term. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement will expire on the later of: (i) the expiration date of the last to expire Valid Claim of the Licensed Patents; and (ii) ten (10) years from the First Commercial Sale.

B.	University’s Right to Terminate. University will have the right to terminate this Agreement upon written notice by University to Company as follows, in addition to all other available remedies:

i.	If Company fails to make any Royalty or other payment (whether of cash, stock or other form of consideration) when due, thirty (30) days after receipt of University’s written notice to Company describing such failure, unless Company makes any undisputed portion of such payment within such thirty (30) days and places the disputed portion of the payment in escrow for University within such thirty (30) days, then instead of terminating this Agreement pursuant to this Section 7, University may submit such payment dispute to binding arbitration in Chicago, Illinois, administered by the American Arbitration Association (“AAA”) under its then current Commercial Arbitration Rules and the laws of the state of Illinois. The Parties agree that the arbitrator may compel discovery including third party discovery necessary to prepare for and conduct the arbitration. The following provisions shall apply to any such arbitration:

(a)	Arbitrator Qualifications. Within fifteen (15) days of initiating arbitration proceedings, the Parties shall select a mutually agreeable arbitrator from the members of the AAA’s then current list of arbitrators located in Illinois, appear on then current Commercial Panel and who possess sufficient qualifications to understand the businesses of the Parties, intellectual property law, and contracts of this nature.

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(b)	Arbitrator’s Award. Any award by the arbitrator shall be a reasoned award and include a plain statement setting forth the name of the prevailing party on each issue considered, the amount of the award, and such other relief as the arbitrator deems supported by the evidence. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(c)	Costs. The Parties shall equally share the costs and expenses of the arbitrator and the administrative charges for the arbitration. The Parties shall each bear their own out-of-pocket costs and expenses relating to the arbitration including, without limitation, assessing and advising on the payment dispute, and preparing for and participating in the arbitration and any settlement discussions relating thereto; provided, however, the Parties agree that the arbitrator may award reimbursement of these amounts to the prevailing party.

(d)	Confidentiality. The Parties and the arbitrator shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as confidential information provided, however, that the Parties shall be governed by the requirements of 35 U.S.C. §294 in relation to the filing of any award with the U.S. Patent and Trademark Office within such thirty (30) days and simultaneously notifies University of the request.

ii.	If Company breaches any material obligation of this Agreement other than an obligation to make a Royalty or other payment when due, forty-five (45) days after receipt of University’s written notice to Company describing such failure, unless Company cures such failure to the reasonable satisfaction of University within such forty-five (45) days.

iii.	If Company files, or has filed against it, a petition under any bankruptcy or insolvency law, Company will immediately notify University. If such petition is not dismissed within one hundred twenty (120) days of Company’s filing, or if Company makes an assignment of all or substantially all of its assets for the benefit of its creditors, Company will immediately notify University and University may terminate this Agreement by written notice effective the (i) date of filing by Company of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the one hundred twenty (120) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

iv.	If Company shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Section 7.B. iii above, this Agreement will automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of Company with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Company.

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v.	If Company or their respective Affiliates contest, or assist any other party in contesting, the validity of Licensed Patents Company, Sublicensees, or their respective Affiliates will provide grounds for such a contest, including relevant prior art, if any, at least ninety (90) days before initiating such a contest.

C.	Termination and Affiliates.

i.	For the avoidance of doubt, if this Agreement expires or terminates for any reason, the rights and licenses granted to Company’s Affiliates hereunder will expire or terminate to the same extent as such rights and licenses expire or terminate with respect to Company.

ii.	In the event that any entity ceases to be an Affiliate of Company, whether as the result of a sale, merger, corporate reorganization, or otherwise, the licenses granted to such entity pursuant to Section 2.A will automatically and immediately terminate unless Company converts such license to the Affiliate to a Sublicense effective as of the effective date that the entity ceases to be an Affiliate of Company and such entity will be considered a Sublicensee.

D.	Company’s Right to Terminate. Company may notify University of their desire to terminate this Agreement at any time by giving University ninety (90) days prior written notice. The termination will take effect at the end of the first Royalty reporting period after the ninetieth (90th) day has elapsed if First Commercial Sale has taken place. If First Commercial Sale has not taken place the termination will take effect ninety (90) days following receipt of written notice.

E.	Survival. The following will survive any termination of this Agreement for any reason: (i) all accrued causes of action to either Party under this Agreement, (ii) Company’s obligation to pay Royalties, Patent Costs, and all other amounts payable under this Agreement accrued prior to the date of termination, (iii) the obligation to pay the milestone payment described in Section 3.D.ii (iv) Company’s obligation to report Net Sales and keep records, as required by Sections 3.E and 5.A; (v) University’s right to audit under Section 5.A, provided that such audit is performed within one (1) year after the termination of this Agreement; (vi) any obligation to abate an infringement that arose prior to the date of termination or expiration under Section 6;and (vii) Sections 7.E, 7.F, 7.G, 7.H, 8 and 9 of this Agreement.

F.	Post Termination, Post Expiration. Obligations of Company. Upon the termination of this Agreement for any reason, or the expiration of this Agreement, all rights of Company to use the Licensed Patent(s) (to the extent that any unexpired Valid Claims in the Licensed Patents remain) and Licensed Technical Information (but only with respect to that portion of the Licensed Technical Information that continues to qualify as a trade secret or confidential information), and any other rights conferred to Company by this Agreement, other than as expressly set forth in this Agreement, will immediately thereafter cease. Company will not thereafter operate or conduct business under any name or mark or in any manner in the Territory that might tend to create the impression that Company has any right to use any one or more of Licensed Patent(s). All payments including fees and costs due under this Agreement and not yet paid will become immediately due and payable. Upon termination, Company will cease using University’s name (if written permission had been given under Section 9.I.). Upon expiration, Company will cease using University’s name.

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G.	Termination and Sublicenses. Each Sublicense will state that if this Agreement terminates for any reason, except expiration under Section 7.A, the Sublicense will automatically terminate effective the same date without the necessity of any prior notice to Sublicensee, either from University, Company or otherwise. In each case, University agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from University. If no agreement is reached within the ninety (90) days, University will have no further obligation to the Sublicensee.

Section 8. Representations, Warranties, Disclaimers; Indemnification; Insurance

A.	Representations, Warranties and Covenants of Company. Company hereby represents, warrants and covenants that:

i.	Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority to execute and deliver this Agreement, and perform its obligations under this Agreement.

ii.	the execution, delivery and performance have been duly and validly authorized by Company, and upon execution and delivery by Company, this Agreement will constitute a valid and binding agreement of Company

iii.	Company has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

iv.	any manufacture of Licensed Product(s) or provision of Licensed Service(s) by Company, its vendor(s), suppliers, agents or contractors, will comply with and conform to all applicable specifications required by any regulatory approval.

v.	none of the Licensed Entities will take any action or engage in any activity that substantially increases the risk that any Licensed Patent or any claim in any Licensed Patent is likely to be found invalid or unenforceable.

vi.	Company will timely make all payments to University required by this Agreement.

B.	Representations, Warranties and Covenants of University. University hereby represents, warrants and covenants that:

i.	the execution, delivery and performance of this Agreement have been duly and validly authorized by University, and upon execution and delivery by University, this Agreement will constitute a valid and binding agreement of University.

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ii.	University has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

C.	Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 8.B. ABOVE, UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT. IN PARTICULAR , UNIVERSITY DISCLAIMS ANY WARRANTY WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY UNIVERSITY TO COMPANY OR ANY OF THE OTHER LICENSED ENTITIES, WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) FURNISHING ANY KNOW-HOW OR TECHNICAL INFORMATION; (IV) ANY KNOW-HOW OR TECHNICAL INFORMATION FURNISHED BY UNIVERSITY TO COMPANY AND AFFILIATES; (V) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (VI) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; OR (VII) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS. IN ADDITION, UNIVERSITY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.	Indemnification. Company agrees, and agrees to cause its Affiliates and other Licensed Entities, to indemnify, defend and hold harmless University, its Affiliates and the trustees, directors, officers, employees, fellows and agents of any of the foregoing (collectively the “Indemnified Persons”) from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, based upon, arising out of, or otherwise relating to this Agreement, including without limitation (i) any claim arising from the development, production, use, sale or other disposition of any Licensed Product or Licensed Service and all activities associated therewith, or (ii) any use of information provided by University to Company or any other Licensed Entity. Company agrees, and agrees to cause each of its Affiliates and its other Licensed Entities to agree, not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Licensed Products and Licensed Services and all activities associated therewith. University will be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. Licensed Entities will not enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

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E.	Assumption of Risk. The entire risk as to the performance, safety and efficacy of any subject matter claimed in any Licensed Patent, any subject matter disclosed in the Licensed Technical Information and of any Licensed Product or Licensed Service is assumed by Licensed Entities. Indemnified Persons will not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to Company, or any other Licensed Entity, or customers or any other person or entity, regardless of legal theory for any activity undertaken in connection with this Agreement, Licensed Patents, or Licensed Products or Licensed Services, including the development, manufacture, use, sale or other disposition of Licensed Products or Licensed Services and all activities associated therewith. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. Company will not, and will cause all of its Affiliates and its other Licensed Entities not to, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section 8.E.

F.	Insurance. Company agrees, and agrees to cause its Affiliates and its other Licensed Entities to agree, to maintain liability insurance that will cover any claims for bodily injury, property, or other damage alleged to relate to Licensed Products or Licensed Services or activities undertaken in connection with this Agreement, Licensed Patents, Licensed Products or Licensed Services, including the development, manufacture, use, sale or other disposition of Licensed Products and Licensed Services and all activities associated therewith. Company and other Licensed Entities will list University and its Affiliates, at Company’s, and the other Licensed Entities’ expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that Company and other Licensed Entities have or will obtain, that includes any coverage of claims relating to Licensed Products or Licensed Services. Such insurance will be primary and noncontributory to any insurance University and its Affiliates may have. At University’s request, Company will supply University from time to time with a certificate of insurance for each such policy showing University and any relevant Affiliate, and will notify University in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

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Section 9. Miscellaneous

A.	Marking. Company will place, and agrees to cause its Affiliates and the other Licensed Entities to place, in a conspicuous location on Licensed Products (or its packaging where marking the Licensed Product is physically impossible) a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are shipped, manufactured or sold, including, if in the U.S., 35 U.S.C. § 287.

B.	US Manufacture. Company agrees to the extent required by 35 U.S.C. § 204 that any Licensed Products for sale in the United States of America will be manufactured substantially in the United States of America as required by 35 35 U.S.C. § 204.

C.	Export Regulations. Licensed Products and Licensed Services and Licensed Technical Information delivered under this Agreement may be subject to United States export control laws and may also be subject to export or import regulations in other countries. Company agrees to comply strictly with all such laws and regulations and acknowledges that Company has the responsibility to obtain such licenses to export, re-export, or import Licensed Products or Licensed Services or Licensed Technical Information delivered under this Agreement as may be required by applicable laws or regulations. Company will not knowingly export or re-export or cause to be exported or re-exported, directly or indirectly, any Licensed Products or Licensed Services , or any documents, materials or information related to the development, commercialization, marketing, use or sale of any Licensed Product or Licensed Service, to any country for which the United States government or any other government, or any agency thereof, requires an export license or other government approval at the time of such export without first obtaining any required license or approval.

D.	Entire Agreement, Amendment, Waiver. This Agreement together with the schedules attached hereto constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter, including, but not limited to, the February 2011 License and the August 2011 License. In entering into this Agreement, no Party has relied upon another person’s statement, representation, warranty or agreement except for those expressly contained in this Agreement. This Agreement cannot be amended or modified except in a document signed by duly authorized representatives of each Party. No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

E.	Termination of February 2011 License and August 2011 License and Transfer of Membership Interest. The University and Company agree to, and Company agrees to cause Pinnacle to, execute the Termination and Assignment Agreement between University, Pinnacle and Company concurrently with the execution of this Agreement in order to affect the termination of the February 2011 License and the August 2011 License, and the termination and assignment to Company of the membership interest that University obtained in Pinnacle pursuant to the February 2011 License and the Joinder Agreement attached thereto as Schedule F.

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F.	Notice. Any notice required or otherwise made under this Agreement will be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party. Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to University:	Technology Commercialization and Licensing
Polsky Center for Entrepreneurship and Innovation
The University of Chicago
1452 E. 53rd St., 2nd floor
Chicago, Illinois 60615
Facsimile Number: 773-702-0741
Attention: Director of Technology Commercialization

If to Company:	F3 Platform Biologics, Inc. 1200 Ashwood Parkway Suite 155
Atlanta, GA 30338

With a copy to:
Jonathan T. Edwards, Esq Alston & Bird LLP
1201 West Peachtree Street Suite 4900
Atlanta, GA 30309

G.	Assignment. This Agreement will be binding on the Parties and upon their respective successors and assigns. Company may at any time, upon written notice to University, assign or delegate to a successor to all or substantially all of its business related to the Licensed Products or Licensed Services any of its rights and obligations hereunder, provided that, any such assignment or delegation will in no event relieve Company of its primary responsibility for the same. Any such assignment will be conditioned on and will not be effective until the assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of the assignor or transferor under this Agreement. Except as provided above, Company will not assign or delegate any right or obligation hereunder without the prior written consent of University and any attempted assignment or delegation in violation thereof will be void. University may assign this Agreement at any time to any third party on written notice to Company. In the event of an assignment by University, the assignee will be substituted for University as a party hereto, and University will no longer be bound hereby provided that the assignee has the power and authority to perform University’s obligations under the Agreement.

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H.	Governing Law. The interpretation and performance of this Agreement will be governed and interpreted by the laws of the State of Illinois applicable to contracts made and to be fully performed entirely in Illinois by Illinois residents. With the exception of the matters subject to arbitration under Section 7.B.i, the Parties agree that all actions or proceedings related to this Agreement will be litigated in courts located within Chicago, Illinois, and the Parties hereby consent to the jurisdiction of such courts.

I.	Independent Contractors. The Parties agree that the relationship of University and Company established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, nor will this Agreement create or establish an employment, agency or any other relationship. Neither Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

J.	No Use of Name. Company agrees not to use, and will prohibit its Affiliates and the other Licensed Entities from using, the name of University in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of University, which consent may be granted or withheld at University’s sole discretion. Company agrees not to use, and will prohibit its Affiliates and the other Licensed Entities from using, the name of any University employee(s) in any commercial activity, marketing, advertising or sales brochures.

K.	Waiver. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

L.	Construction. Each Party has consulted counsel of its choice regarding this Agreement, and each acknowledges and agrees that this Agreement will be construed without regard to the Party or Parties responsible for the preparation of the same and will be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein will not be interpreted or construed against any Party. No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this Agreement. Both Parties waive any right they may have to introduce any such evidence.

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M.	Execution. This Agreement may be executed by the Parties in any number of identical counterparts, each of which, for all purposes will be deemed to be an original, and all of which will constitute, collectively, one instrument.

N.	Severability. If any provision of this Agreement is held to be invalid, illegal, unenforceable, or in conflict with any laws of any federal, provincial, state, or local government that may exercise jurisdiction over this Agreement, the validity of the remaining portions or provisions will not be affected thereby.

O.	Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of University and Company, and no other person or entity will have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

P.	Timely Countersignature. The terms and conditions of this Agreement shall, at University’s sole option, be considered by University to be withdrawn from Company’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by Company and a fully executed original is received by University within thirty (30) days from the date on which University delivers an executed copy of this Agreement to Company for its execution and delivery to University.

[Signatures to Exclusive License Agreement on Next Page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

University of Chicago			F3 Platform Biologics, Inc.

By:	/s/ Jay W Schrankler	By:	/s/ Jonathan E. Peskoff

Jay Schrankler		CEO
Associate Vice President and Head		F3 Platform Biologics, Inc.
Polsky Center for Entrepreneurship and Innovation
University of Chicago

Date of signature:	10/27/2020	Date of signature:	10/23/2020

[Signature Page to Exclusive License Agreement between University of Chicago and F3 Platform Biologics, Inc.]

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Schedule A

Licensed Patents

Reference #	Country	Serial No.	File Date	Issue Date	Patent No.	Title
	United States	61/383,592	9/17/2010			Methods and Composition for Protection of Cells and Tissues from Computed Tomography Radiation
	United States	PCT/US11/51946	9/16/2011
	United States	13/822,223	9/16/2011	1/30/2018	9,877,976
	United States	15/862,171	9/16/2011
	Belgium	11771290.1BE	9/16/2011	10/23/2019	2663297
	EPO	11771290.1EPO	9/16/2011	10/23/2019	2663297
	EPO	19194979.1	9/16/2011
	France	11771290.1FR	9/16/2011	10/23/2019	2663297
10-T-091	Germany	11771290.1	9/16/2011	10/23/2019	602011062919.0
	Greece	11771290.1GR	9/16/2011	10/23/2019	2663297
	Hungary	11771290.1HU	9/16/2011	10/23/2019	2663297
	Italy	11771290.1IT	9/16/2011	10/23/2019	502020000004900
	Netherlands	11771290.1NL	9/16/2011	10/23/2019	2663297
	Poland	11771290.1PO	9/16/2011	10/23/2019	2663297
	Spain	11771290.1ES	9/16/2011	10/23/2019	2663297
	Turkey	11771290.1TK	9/16/2011	10/23/2019	2663297
	United Kingdom	11771290.1GB	9/16/2011	10/23/2019	2663297
	United States	07/851,210	3/13/1992	1/30/1996	5,488,042	Method for Protection Against Genotoxic Mutagenesis
	United States	08/121,946	9/13/1993	10/22/1996	5,567,686
	United States	PCT/US94/10315	9/12/1994
	United States	08/481,885	6/7/1995	2/9/1999	5,869,338
93-T-069	United States	08/735,806	10/21/1996	4/6/1999	5,891,856
	EPO	94927412.0EPO	9/12/1994
	EPO	04004524.7EPO	9/12/1994
	Japan	7-509309	9/12/1994

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Schedule B

Technical Information

1.	The disclosure entitled Diagnostic Radiology Coupled Chemoprevention regarding the work of Dr. David Grdina

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Schedule C

UNIVERSITY OF CHICAGO ROYALTY REPORT

Company:	Agreement No:

Period Covered: From:	Through:

Prepared By:	Date:

Approved By:	Date:

Following First Commercial Sale of a second Licensed Product, please prepare a separate report for each. Then combine all Licensed Products into a summary report.

Report Type:	☐ Single Product Line Report:
☐ Multiproduct Summary Report. Page 1 of _____ Pages
☐ Product Line Detail. Line: __________ Tradename:
Page: _____
Report
Currency:	☐ U.S. Dollars	☐ Other:

Period Royalty
Amount
Country	Gross Invoiced Amount	* Less Allowances	Net Sales	Royalty Rate	This Year	Last Year

TOTAL:

Total Royalty:                            Conversion Rate:                           Royalty in U.S. Dollars: $

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The following Royalty forecast is non-binding and for University’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter: _____ Q2: _____ Q3: _____ Q4: _____

* On a separate page, please indicate the reasons for returns or other adjustments if significant. Also, note any unusual occurrences that affected royalty amounts during this period. To assist University’s forecasting, please comment on any significant expected trends in sales volume.

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Schedule D

Product Development Plan

AmiGuard CT® IV Regulatory Approval Timeline Detail

F3 PLATFORM BIOLOGICS

[Management has prepared an articulated development plan for AmiGuard CT® with the pieces in place to execute]

Year 1
Year 2
Year 3
Month
1 2 3 4 5 6 7 8 9 10 11 12 1 2 3 4 5 6 7 8 9 10 11 12 1 2 3 4 5 6 7 8 9
Prepare for FDA Meeting (Type B)
• Consultants & F3 prepare FDA IND packet
• Schedule Type B Meeting with FDA
• F3 & FDA agree on endpoints and study
Implement F3 Sponsored Study
Likely endpoints measuring:
1. γH2AX formation
2. Micronuclei formation
3. Mutagenesis
FDA Results Review
• Efficacy data available to submit to FDA as early as 6 Months into study
• FDA can begin review prior to study completion
FDA Response (Expedited Pathway)
• Available because treats serious disease or condition
• Significant safety and clinical data already exists
• Drug previously received expedited treatment
FDA Approval
• Anticipated within 18 to 24 months of initial meeting
• Addition of an indication previously completed within six months

OPPENHEIMER

22

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Schedule E

Progress Report Form

For the time period _____________to ______________ regarding the Agreement, effective ______________________ [Date] between The University of Chicago and F3 Platform Biologics, Inc. (University of Chicago reference numbers AGR _____________________ [Fill in Agreement Number] and University of Chicago reference numbers 93-T-069 and 10-T-091)

Please fill out the fields below to the extent that they are relevant. Any additional documents that may be helpful for illustration may be sent along as attachments. In some cases a conversation with University’s Technology Commercialization group (773-702-1692) may be useful as a follow-up.

Company Contact Name:_F3 Platform Biologics, Inc.

Company Contact Address & Phone:_________________

Summary

Accomplishments during this time period regarding Licensed Products:

Objectives for the next time period regarding Licensed Products:

Research & Development

Current status of Licensed Products in development:

Plans for future research and development regarding Licensed Products:

Products & Marketing

Licensed Products launched (include tradenames) and estimate for time to the market for future Licensed Products:

Sales:

Projected sales:

Market development:

Sublicenses (If appropriate, have there been any new Sublicenses or progress in previous Sublicenses?):

Industry News (mergers & acquisitions, development partnerships, company expansion, etc.)

Financing & Corporate Development (non-dilutive capital, fundraising, diligence materials)

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Schedule F

February 2011 License and Joinder Agreement